Exhibit 99.3

Tupperware Brands Appoints Mark Burgess to Board of Directors

ORLANDO, Fla., August 3, 2022 ― Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, announced today that Mark Burgess has been elected to its Board of Directors, effective August 4.

Mr. Burgess joins the Tupperware Board following a career in the manufacturing and packaging industry, having served in top leadership positions in companies specializing in product lifecycle analysis and with particular expertise in materials like plastic and glass. He currently serves as President and Chief Executive Officer of Mauser Packaging Solutions, a global packaging services and solutions company supplying high-quality packaging solutions across the full packaging lifecycle through its global network of design, manufacturing, and refurbishment and recycling facilities.

Prior to his time with Mauser, Mr. Burgess served as Chief Executive Officer and Director of Diversey Inc., a provider of cleaning and hygiene products, where he led the company to growth following its acquisition by Bain Capital from Sealed Air Corporation. He also previously served as Chief Executive Officer and Director at Signode Industrial Group, a global transit and industrial packaging solutions company with 90 operating locations in 45 countries, leading the company’s evolution of its global procurement, operations, administration and cash conversion cycle, all while in an acquisition period. His previous industry experience also includes serving as Chief Executive Officer and Director of Graham Packaging Company, a publicly traded leading global producer of custom blown molded plastic products, and as Chief Executive Officer, Chief Financial Officer and Director at Anchor Glass Container Corporation, a publicly traded manufacturer of glass containers. Mr. Burgess is also a former Director of Eastman Kodak Company.

“Tupperware is transforming and with that transformation comes a need to not only evolve the skills of the company’s leadership team, but to also ensure the right mix of expertise on our Board to fuel that strategy. Mark’s experience in packaging, materials, multinational corporations and business transformation will be a valuable addition to our Board. His knowledge and insight will help us in our journey to build a business capable of delivering sustained growth in the long-term,” says Susan Cameron, Chair of the Board of Tupperware Brands.

The election of Mr. Burgess brings the Tupperware Brands Board of Directors to 12 members.

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Investors: Alexis Callahan, alexiscallahan@tupperware.com, (321) 588-5129
Media: Cameron Klaus, cameronklaus@tupperware.com, (407) 371-9784
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